Exhibit 10.3

FABRINET 2010 PERFORMANCE INCENTIVE PLAN

NOTICE OF GRANT OF RESTRICTED SHARES

Unless otherwise defined herein, the terms defined in the Fabrinet 2010 Performance Incentive Plan (the “Plan”) will have the same defined meanings in this Notice of Grant of Restricted Shares (the “Notice of Grant”) and Terms and Conditions of Restricted Share Grant, attached hereto as Exhibit A (together, the “Award Agreement”).

Participant Name:

Address:

Participant has been granted the right to receive an Award of restricted shares (“Restricted Shares”), subject to the terms and conditions of the Plan and this Award Agreement, as follows:

Grant Number

Date of Grant

Vesting Commencement Date

Number of Restricted Shares

Vesting Schedule:

Subject to any acceleration provisions contained in the Plan or set forth below, the Restricted Shares will vest and the Company’s right to reacquire the Restricted Shares will lapse in accordance with the following schedule:

[INSERT VESTING SCHEDULE]

By Participant’s signature and the signature of the Company’s representative below, Participant and the Company agree that this Award of Restricted Shares is granted under and governed by the terms and conditions of the Plan and this Award Agreement. Participant has reviewed the Plan and this Award Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Award Agreement and fully understands all provisions of the Plan and Award Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and Award Agreement. Participant further agrees to notify the Company upon any change in the residence address indicated below.

PARTICIPANT	FABRINET

Signature

Print Name

Address:

EXHIBIT A

TERMS AND CONDITIONS OF RESTRICTED SHARES GRANT

1. Grant. The Company hereby grants to the Participant named in the Notice of Grant (“Participant”) under the Plan for past services and as a separate incentive in connection with his or her services and not in lieu of any salary or other compensation for his or her services, an Award of Restricted Shares, subject to all of the terms and conditions in this Award Agreement and the Plan, which is incorporated herein by reference. Subject to Sections 8.7.4 and 8.7.5 of the Plan, in the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Award Agreement, the terms and conditions of the Plan will prevail.

2. Escrow of Shares.

(a) All Restricted Shares will, upon execution of this Award Agreement, be delivered and deposited with an escrow holder designated by the Company (the “Escrow Holder”). The Restricted Shares will be held by the Escrow Holder until such time as the Restricted Shares vest or the date Participant ceases to be an employee or other service provider of the Company or one of its Subsidiaries.

(b) The Escrow Holder will not be liable for any act it may do or omit to do with respect to holding the Restricted Shares in escrow while acting in good faith and in the exercise of its judgment.

(c) Upon Participant’s termination as an employee or other service provider of the Company or one of its subsidiaries for any reason, the Escrow Holder, upon receipt of written notice of such termination, will take all steps necessary to accomplish the transfer of the unvested Restricted Shares to the Company. Participant hereby appoints the Escrow Holder with full power of substitution, as Participant’s true and lawful attorney-in-fact with irrevocable power and authority in the name and on behalf of Participant to take any action and execute all documents and instruments, including, without limitation, stock powers which may be necessary to transfer the certificate or certificates evidencing such unvested Restricted Shares to the Company upon such termination.

(d) The Escrow Holder will take all steps necessary to accomplish the transfer of Restricted Shares to Participant after they vest following Participant’s request that the Escrow Holder do so.

(e) Subject to the terms hereof, Participant will have all the rights of a shareholder with respect to the Ordinary Shares while they are held in escrow, including without limitation, the right to vote the Ordinary Shares and to receive any cash dividends declared thereon.

(f) In the event of any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend) or reverse stock split; any merger, combination, consolidation, or other reorganization; any spin-off, split-up, or similar, unusual or extraordinary corporate transaction in respect of the Ordinary Shares, the Restricted Shares will be increased, reduced or otherwise changed, and by virtue of any such change Participant will in his or her capacity as owner of unvested Restricted Shares be entitled to new or additional or different shares of stock, cash or securities (other than rights or warrants to purchase securities); such new or additional or different shares, cash or securities will thereupon be considered to be unvested Restricted Shares and will be subject to all of the conditions and restrictions which were applicable to the unvested Restricted Shares pursuant to this Award Agreement. If Participant receives rights or warrants with respect to any unvested Restricted Shares, such rights or warrants may be held or exercised by Participant, provided that until such exercise any such rights or warrants and after such exercise any shares or other securities acquired by the exercise of such rights or warrants will be considered to be unvested Restricted Shares and will be subject to all of the conditions and restrictions which were applicable to the unvested Restricted Shares pursuant to this Award Agreement. The Administrator in its absolute discretion at any time may accelerate the vesting of all or any portion of such new or additional shares of stock, cash or securities, rights or warrants to purchase securities or shares or other securities acquired by the exercise of such rights or warrants.

(g) The Company may instruct the transfer agent for its Ordinary Shares to place a legend on the certificates representing the Restricted Shares or otherwise note its records as to the restrictions on transfer set forth in this Award Agreement.

3. Vesting Schedule. Except as provided in Section 4, and subject to Section 5, the Restricted Shares awarded by this Award Agreement will vest in accordance with the vesting provisions set forth in the Notice of Grant. Restricted Shares scheduled to vest on a certain date or upon the occurrence of a certain condition will not vest in Participant in accordance with any of the provisions of this Award Agreement, unless Participant will have been continuously an employee or other service provider of the Company or one of its Subsidiaries from the Date of Grant until the date such vesting occurs.

4. Administrator Discretion. The Administrator, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested Restricted Shares at any time, subject to the terms of the Plan. If so accelerated, such Restricted Shares will be considered as having vested as of the date specified by the Administrator.

5. Forfeiture upon Termination of Status as an Employee or Other Service Provider. Notwithstanding any contrary provision of this Award Agreement, the balance of the Restricted Shares that have not vested at the time of Participant’s termination as an employee or other service provider of the Company or one of its Subsidiaries for any reason will be forfeited and automatically transferred to and reacquired by the Company at no cost to the Company upon the date of such termination and Participant will have no further rights thereunder. Participant will not be entitled to a refund of the price paid for the Restricted Shares, if any, returned to the Company pursuant to this Section 5. Participant hereby appoints the Escrow Agent with full power of substitution, as Participant’s true and lawful attorney-in-fact with irrevocable power and authority in the name and on behalf of Participant to take any action and execute all documents and instruments, including, without limitation, stock powers which may be necessary to transfer the certificate or certificates evidencing such unvested Ordinary Shares to the Company upon such termination of service.

6. Death of Participant. Any distribution or delivery to be made to Participant under this Award Agreement will, if Participant is then deceased, be made to Participant’s designated beneficiary, or if no beneficiary survives Participant, the administrator or executor of Participant’s estate. Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

7. Withholding of Taxes. Notwithstanding any contrary provision of this Award Agreement, no certificate representing the Restricted Shares may be released from the escrow established pursuant to Section 2, unless and until satisfactory arrangements (as determined by the Administrator) will have been made by Participant with respect to the payment of income, employment, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable to Participant (“Tax-Related Items”) which the Company determines must be withheld with respect to such Ordinary Shares. Prior to vesting of the Restricted Shares, Participant will pay or make adequate arrangements satisfactory to the Company and/or the Participant’s employer (the “Employer”) to satisfy all withholding obligations of Tax-Related Items of the Company and/or Employer. In this regard, Participant authorizes the Company and/or the Employer to withhold any Tax-Related Items legally payable by Participant from his or her wages or other cash compensation paid to Participant by the Company and/or the Employer or from proceeds of the sale of Ordinary Shares. Alternatively, or in addition, if permissible under applicable local law, the Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit or require Participant to satisfy such tax withholding obligation, in whole or in part (without limitation) by (a) paying cash, (b) electing to have the Company withhold otherwise deliverable Ordinary Shares having a fair market value equal to the minimum amount required to be withheld, (c) selling a sufficient number of such Ordinary Shares otherwise deliverable to Participant through such means as the Company may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld, or (d) if Participant is a U.S. employee, delivering to the Company already vested and owned Ordinary Shares having a fair market value equal to the amount required to be withheld. To the extent determined appropriate by the Company in its discretion, it will have the right (but not the obligation) to satisfy any obligations for Tax-Related Items by reducing the number of Ordinary Shares otherwise deliverable to Participant. Further, if Participant is subject to tax in more than one jurisdiction between the Date of Grant and a date of any relevant taxable or tax withholding event, as applicable, Participant acknowledges and agrees that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for tax in more than one jurisdiction. If Participant fails to make satisfactory arrangements for the payment of any Tax-Related Items hereunder at the time any applicable Restricted Shares otherwise are scheduled to vest pursuant to Sections 3 or 4 or Tax-Related Items related to the Restricted Shares otherwise are due, Participant will permanently forfeit such Restricted Shares and the Restricted Shares will be returned to the Company at no cost to the Company.

8. No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying Ordinary Shares. Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

9. Data Privacy. Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Award Agreement and any other Restricted Share grant materials by and among, as applicable, the Employer, the Company and any parent or Subsidiary of the Company for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.

Participant understands that the Company and the Employer may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any ordinary shares or directorships held in the Company, details of all Restricted Shares or any other entitlement to Ordinary Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

Participant understands that Data may be transferred to a share plan service provider as may be selected by the Company in the future, which may assist the Company with the implementation, administration and management of the Plan. Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than Participant’s country. Participant understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. Participant authorizes the Company, any share plan service provider selected by the Company and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan. Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands if he or she resides outside the United States, he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, Participant understands that he or she is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke his or her consent, his or her status as an employee or other service provider of the Company or its Subsidiaries and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing Participant’s consent is that the Company would not be able to grant Participant Restricted Shares or other equity awards or administer or maintain such awards. Therefore, Participant understands that refusing or withdrawing his or her consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that he or she may contact his or her local human resources representative.

10. Rights as Shareholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a shareholder of the Company in respect of any Ordinary Shares deliverable hereunder unless and until certificates representing such Ordinary Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant or the Escrow Agent. Except as provided in Section 2, after such issuance, recordation and delivery, Participant will have all the rights of a shareholder of the Company with respect to voting such Ordinary Shares and receipt of dividends and distributions on such Ordinary Shares.

11. No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF THE RESTRICTED SHARES PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS AN EMPLOYEE OR OTHER SERVICE PROVIDER AT THE WILL OF THE COMPANY (OR THE SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT) AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THESE RESTRICTED SHARES OR ACQUIRING ORDINARY SHARES HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS AN EMPLOYEE OR OTHER SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY (OR THE SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT) TO TERMINATE PARTICIPANT’S RELATIONSHIP AS AN EMPLOYEE OR OTHER SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.

12. Nature of Grant. In accepting the grant, Participant acknowledges, understands and agrees that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b) the grant of the Restricted Shares is voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Shares, or benefits in lieu of Restricted Shares, even if Restricted Shares have been granted in the past;

(c) all decisions with respect to future Restricted Shares or other grants, if any, will be at the sole discretion of the Company;

(d) Participant is voluntarily participating in the Plan;

(e) the Restricted Shares are not intended to replace any pension rights or compensation;

(f) the Restricted Shares, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(g) the future value of the underlying Ordinary Shares is unknown, indeterminable and cannot be predicted with certainty;

(h) for purposes of the Restricted Shares, Participant’s status as an employee or other service provider will be considered terminated as of the date Participant is no longer actively providing services to the Company or any parent or Subsidiary of the Company (regardless of the reason for such termination and whether or not later to be found invalid or in breach of employment laws in the jurisdiction where Participant is a service provider or the terms of Participant’s service agreement, if any), and unless otherwise expressly provided in this Award Agreement or determined by the Administrator, Participant’s right to vest in the Restricted Shares under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is a service provider or the terms of Participant’s service agreement, if any, unless Participant is providing bona fide services during such time); the Administrator shall have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of the Restricted Shares grant (including whether Participant may still be considered to be providing services while on a leave of absence);

(i) unless otherwise provided in the Plan or by the Company in its discretion, the Restricted Shares and the benefits evidenced by this Award Agreement do not create any entitlement to have the Restricted Shares or any such benefits transferred to, or assumed by, another company nor be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Ordinary Shares; and

(j) the following provisions apply only if Participant is providing services outside the United States:

i. the Restricted Shares are not part of normal or expected compensation or salary for any purpose;

ii. Participant acknowledges and agrees that none of the Company, the Employer, or any parent or Subsidiary of the Company shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the Restricted Shares or the subsequent sale of any Ordinary Shares underlying the Award; and

iii. no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Shares resulting from the termination of Participant’s employment or other service with the Company or its Subsidiaries (for any reason whatsoever whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is an employee or other service provider or the terms of Participant’s service agreement, if any), and in consideration of the grant of the Restricted Shares to which Participant is otherwise not entitled, Participant irrevocably agrees never to institute any claim against the Company, any Subsidiary or the Employer, waives his or her ability, if any, to bring any such claim, and releases the Company, any parent of the Company, any Subsidiary and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim.

13. Address for Notices. Any notice to be given to the Company under the terms of this Award Agreement will be addressed to the Company at Fabrinet, 5/6 Moo 6, Soi Khunpra, Phaholyothin Rd., Klongnueng, Klongluang, Patumthanee 12120 Thailand, or at such other address as the Company may hereafter designate in writing or electronically.

14. Grant is Not Transferable. Except to the limited extent provided in Section 6, the unvested Ordinary Shares subject to this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of any unvested Restricted Shares subject to this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.

15. Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Award Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

16. Additional Conditions to Release from Escrow. The Company will not be required to issue any certificate or certificates for Ordinary Shares hereunder or release such Ordinary Shares from the escrow established pursuant to Section 2 prior to fulfillment of all the following conditions: (a) the admission of such Ordinary Shares to listing on all stock exchanges on which such class of stock is then listed; (b) the completion of any registration or other qualification of such Ordinary Shares under, and/or compliance with rules of, any state, federal or non-U.S. law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body or the securities exchange on which the Ordinary Shares are then registered, which the Administrator will, in its absolute discretion, deem necessary or advisable; (c) the obtaining of any approval or other clearance from any state, federal or non-U.S. governmental agency, which the Administrator will, in its absolute discretion, determine to be necessary or advisable; and (d) the lapse of such reasonable period of time following the date of grant of the Restricted Shares as the Administrator may establish from time to time for reasons of administrative convenience.

17. Plan Governs. This Award Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Award Agreement and one or more provisions of the Plan, the provisions of the Plan will govern. Capitalized terms used and not defined in this Award Agreement will have the meaning set forth in the Plan.

18. Administrator Authority. The Administrator will have the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Restricted Shares have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Award Agreement.

19. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Restricted Shares awarded under the Plan or future Restricted Shares that may be awarded under the Plan by electronic means or request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or another third party designated by the Company.

20. Language. Participant has received the terms and conditions of this Award Agreement and any other related communications, and Participant consents to having received these documents in English. If Participant has received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

21. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.

22. Agreement Severable. In the event that any provision in this Award Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Award Agreement.

23. Modifications to the Agreement. This Award Agreement constitutes the entire understanding of the parties on the subjects covered. Participant expressly warrants that he or she is not accepting this Award Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Award Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Award Agreement, the Company reserves the right to revise this Award Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Code Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Code Section 409A in connection to this Award of Restricted Shares.

24. Amendment, Suspension or Termination of the Plan. By accepting this Award, Participant expressly warrants that he or she has received an Award of Restricted Shares under the Plan, and has received, read and understood a description of the Plan. Participant understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time.

25. Governing Law. This Award Agreement will be governed by the laws of the State of California, without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises under this Award of Restricted Shares or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of California, and agree that such litigation will be conducted in the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this Award of Restricted Shares is made and/or to be performed.

26. Waiver. Participant acknowledges that a waiver by the Company of breach of any provision of this Award Agreement shall not operate or be construed as a waiver of any other provision of this Award Agreement, or of any subsequent breach by Participant or any other Participant.